Exhibit 10.8

AMENDMENT NO. 1

to

DISTRIBUTION AND SUPPLY AGREEMENT

between

CIPHER PHARMACEUTICALS INC.

and

VERTICAL PHARMACEUTICALS, INC.

This Amendment No. 1 to Distribution and Supply Agreement (this “Amendment”) is entered into as of March 27th, 2012 (the “Effective Date”) by and between Cipher Pharmaceuticals Inc. (“Cipher”), an Ontario corporation located at 5650 Tomken Road Unit 16, Mississauga Ontario L4W 41’1, and Vertical Pharmaceuticals, Inc. (“Distributor”), a corporation organized under the laws of the state of New Jersey with an address at 2400 Main Street, Suite 6, Sayreville, New jersey 08872. Unless otherwise defined herein, all capitalized terms shall have the meaning specified in the Agreement.

RECITALS

WHEREAS, Cipher and Distributor entered into that certain Distribution and Supply Agreement, dated as of June 28, 2011 (the “Agreement”); and

WHEREAS, Distributor has entered into a Supply and Sub-Distribution Agreement, dated as of February 27, 2012 (the “Sub-Distribution Agreement”), between Distributor and KLE 2, Inc, (“Sub-Distributor”), pursuant to which Sub-Distributor will market, sell and distribute the 150 mg presentation of the Product within the Territory (a copy of which Sub-Distribution Agreement, as amended, is attached hereto as Exhibit A); and

WHEREAS, Cipher and Distributor desire to amend certain provisions of the Agreement to address Distributor’s sales of Products pursuant to the Sub-Distribution Agreement and to expand the Territory.

NOW, THEREFORE, THIS AMENDMENT WITNESSES THAT in consideration of the foregoing and the covenants and promises contained in the Agreement and this Amendment, the Parties agree as follows:

1.             Sale of Product to Sub-Distributor. Notwithstanding the provisions of Section 6.9(a)(iv), Schedules C and D, or the definitions of “Gross Sales” in Section 1.42, “Net Sales” in Section 1.58, “Minimum Net Sales Requirement” in Section 1.53, and “Royalty Payment” in Schedule C of the Agreement, Cipher and Distributor hereby agree that:

(a)           solely with respect to Distributor’s sales of the 150mg strength of the Product to Sub-Distributor pursuant to the Sub-Distribution Agreement, for purposes of calculating the Royalty Payment pursuant to Schedule C of the Agreement, the term “Net Sales” shall be based on Distributor’s Transfer Price for Product sold to Sub-Distributor under Schedule A the Sub-Distribution Agreement (and, for the avoidance of doubt, not based on Sub-Distributor’s sales of Product to Customers in the Territory); and

(b)           the proceeds from Distributor’s sales of Product to Sub-Distributor pursuant to the Sub-Distribution Agreement shall not be included in determining whether Distributor has met the Minimum Net Sales Requirement set forth in Schedule D to the Agreement.

2.             Marketing and Reporting Obligations. Sub-Distributor’s marketing obligations pursuant to the Sub-Distribution Agreement shall not be considered in determining whether Distributor has satisfied its marketing obligations pursuant to Section 3.1(i), (ii), (iii), (iv) and (v) of the Agreement. Distributor’s reporting obligations pursuant to Section 3.6(d) of the Agreement shall not include Sub-Distributor’s marketing activities pursuant to the Sub-Distribution Agreement.

3.             Facility Audits. Cipher and Distributor acknowledge that Cipher’s right to conduct an audit of the facilities and records of Distributor and/or its SubDistributors not more than once per calendar year pursuant to Section 6.11(b) of the Agreement shall include the facilities and records of Sub-Distributor, in the event Cipher desires to audit the facilities and/or records of Sub-Distributor, Cipher shall provide at least ten (10) Business Days notice to Distributor and Distributor shall procure access for Cipher, accompanying Distributor, to Sub-Distributor’s facilities and/or records pursuant to the notice and audit provisions of the Sub-Distribution Agreement.

4.             Schedule F. Schedule F to the Agreement is hereby amended to provide that, in addition to the Cost of Goods Sold set forth therein, the Cost of Goods Sold for the 150mg presentation of the Product shall include, with respect to purchase orders received prior to December 31, 2012, the following additional package size:

Bottle Size	150mg
500 ct.	[***]

* Cost of Goods Sold with respect to the 150mg package size is subject to adjustment as provided in Schedule F to the Agreement on January 1 of each year throughout the Term commencing on January 1, 2013.

5.             Amendments to Sub-Distribution Agreement. From and after the date of this Amendment, Distributor shall not execute any further amendment or addendum to the Sub-Distribution Agreement that impacts the Product without the prior written consent of Cipher, which will not be unreasonably withheld.

6.             Governing Law. This Amendment shall be governed by laws of New York, excluding its choice of law provisions.

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7.             Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as the other Party reasonably determines may be necessary or desirable to effectuate the purposes of this Amendment.

8.             Counterparts. This Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all which taken together shall constitute but one and the same document.

Signature Page Follows

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the date first written above.

CIPHER PHARMACEUTICALS INC.		VERTICAL PHARMACEUTICALS INC.

By:	/s/ Larry Andrews	By:	/s/ Steven Squashic
Name:	Larry Andrews	Name:	Steven Squashic
Title:	President and Chief Executive Officer	Title:	President

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EXHIBIT A

SUB-DISTRIBUTION AGREEMENT

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THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

SUPPLY AND SUB-DISTRIBUTION AGREEMENT

THIS SUPPLY AND SUB-DISTRIBUTION AGREEMENT (the “Agreement”) is hereby entered into and effective as of February 27, 2012 (the “Effective Date”) by and between Vertical Pharmaceuticals, Inc. (“Vertical”), a New Jersey corporation, having an address at 2400 Main Street, Suite 6, Sayreville, New Jersey 08872, and RLE 2, Inc. (“Sub-Distributor”), a California corporation with offices located at 3731 S. Robertson Blvd, Culver City, California 90232. Vertical and Sub-Distributor may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Vertical has entered into a Distribution and Supply Agreement with Cipher Pharmaceuticals, Inc. (“Cipher”), pursuant to which Cipher has granted Vertical exclusive rights to market, sell and distribute in the Territory certain products developed by Cipher, including the right for Vertical to contract with sub-distributors;

WHEREAS, Vertical wishes to appoint Sub-Distributor as Vertical’s sub-distributor to promote, sell and distribute certain of the Cipher products within the Territory; and

WHEREAS, Sub-Distributor desires to market and sell certain of the Cipher products in the Territory.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1  DEFINITIONS

1.1                               “Active Ingredient” means a pharmaceutical compound which is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease or to affect the structure or function of the body.

1.2                               “ADE” means any adverse event associated with the use of a drug in humans, whether or not considered drug related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose, whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal and any failure of expected pharmacological action.

1.3                               “Affiliate(s)” means any Person (defined below) which directly or indirectly controls, is controlled by, or under common control with a Party. For purposes of the foregoing definition, the term “control” (including with correlative meaning, the terms “controlling”, “controlled by”, and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.4                               “Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing or sale of the Product in the Market or the performance of either Party’s obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Product, to the extent applicable and relevant, and including all current Good Manufacturing Practices or current Good Clinical Practices or similar standards or guidelines promulgated by the FDA and including trade association guidelines.

1.5                               “Approved Manufacturer” means Galephar Pharmaceutical Research, Inc. and/or a Third Party manufacturer as approved and agreed by Vertical and Cipher, in their sole discretion, pursuant to the Cipher Agreement.

1.6                               “Cipher Agreement” means the Distribution and Supply Agreement dated as of June 28, 2011, by and between Vertical and Cipher, including the Technical Agreement of even date therewith, as each such may be amended from time to time.

1.7                               “Competing Product” means any [***].

1.8                               “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any task or objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such task or objective, which efforts shall not be less than the efforts that other similarly situated companies or individuals would normally use to accomplish a similar task or objective under similar circumstances exercising reasonable business judgment, with respect to a product owned by it or to which it has similar rights as the Product, which product is at a similar stage in its product life and is of similar market, commercial and profitability potential as the Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the proprietary position of the product, and other relevant factors commonly considered in similar circumstances. It is understood that the level of efforts required to meet the above standard may change over time if there are changes in the status of the Product or of the above criteria applicable to the Product.

1.9                               “Confidential Information” means with respect to a Party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Intellectual Property rights (defined below)), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such Party to the other Party and is marked, identified or otherwise acknowledged to be confidential at the time of disclosure to the other Party. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the other Party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly known, without fault on the part of the other Party, subsequent to disclosure of such information by the disclosing Party to the other Party, (c) to have been received by the

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

other Party free of an obligation of confidentiality at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, (d) as demonstrated by written records, to have been otherwise known by the other Party prior to disclosure of such information by the disclosing Party to the other Party, or (e) to have been independently developed by employees or agents of the other Party without the use of such information disclosed by the disclosing Party to the other Party. For the avoidance of doubt, Vertical acknowledges and agrees that any and all Confidential Information regarding or related to the Market shall be Confidential Information of Sub-Distributor.

1.10                        “Contract Finisher” means a Person engaged by any of Vertical, Cipher or an Approved Manufacturer to be responsible for Packaging and/or Testing the Product in the Territory.

1.11                        “Contract Year” means the twelve (12) month period commencing on the Effective Date of this Agreement and each successive twelve (12) month period during the Term of this Agreement.

1.12                        “GMP” means current Good Manufacturing Practices promulgated by the FDA.

1.13                        “Effective Date” has the meaning set for in the first paragraph of this Agreement.

1.14                        “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.15                        “Firm Order” has the meaning set forth in Section 4.2 hereof.

1.16                        “Forecast” has the meaning set forth in Section 4.2 hereof.

1.17                        “Force Majeure” means an event or circumstances beyond the reasonable control of a Party or Approved Manufacturer or Contract Finisher and without the fault or negligence of the affected Party or their Approved Manufacturer or Contract Finisher (for the avoidance of doubt, the Parties agree that the failure of Cipher or any Approved Manufacturer or a Contract Finisher to supply Vertical shall not be deemed a Force Majeure with respect to Vertical except to the extent such failure to supply is the direct result of a Force Majeure applicable to Cipher, such Approved Manufacturer or such Contract Finisher and is without the fault or negligence of Vertical).

1.18                        “Intellectual Property” means without limitation all:  (i) patent applications, continuation applications, continuation in part applications, divisional applications, any corresponding foreign patent applications to any of the foregoing, and any patents that may grant or may have been granted on any of the foregoing, including reissues, re-examinations and extensions; (ii) all know-how, trade secrets, inventions (whether patentable or otherwise), data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether patentable or not; (iii) copyrightable works, copyrights and applications, registrations and renewals; (iv) other proprietary rights; and (v) copies and tangible embodiments of any one or more of the foregoing.

1.19                        “Joint Steering Committee” has the meaning set forth in Section 6.1 hereof

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.20                        “Label” “Labeled” or “Labeling” means all labels and other written printed or graphic matter upon (i) the Product or any container or wrapper utilized with the Product, or (ii) any written material accompanying the Product, including without limitation, package inserts.

1.21                        “Lost Margin” has the meaning set forth in Section 12.5.

1.22                        “Manufacture” means to make the Product in compliance with GMP, including to process, prepare, make and Test the raw materials used in the preparation of the Product and to Test the Product prior to release for Packaging, in each case in a finished dosage form ready for administration to humans or animals and “Manufactured” and “Manufacturing” have a corresponding meaning.

1.23                        “Market” means physicians, physicians’ practices and physician group practices within the Territory to the extent such individuals and practices dispense pharmaceutical products directly to patients. For the avoidance of doubt, the term, “Market” shall not include pharmaceutical wholesalers, group purchasing organizations or retail or hospital pharmacies.

1.24                        “Marketing Plan” has the meaning set forth in Section 3.2 hereof

1.25                        “Minimum Purchase Requirement” means, for any Contract Year during the Term of this Agreement, Sub-Distributor’s submission to Vertical of purchase orders for an aggregate of at least [***] capsules of Product.

1.26                        “Minimum Purchase Termination Notice” has the meaning set forth in Section 12.5.

1.27                        “Packaging” means all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying the Product.

1.28                        “Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

1.29                        “Product” means tramadol hydrochloride extended-release 150 mg capsules as approved under the Product NDA and, to the extent not inconsistent with the foregoing, as set forth on Schedule A hereto.

1.30                        “Product Information” means all in-vivo or clinical, pharmacology, toxicology, safety and efficacy data, stability data, formulary submissions, pharmaco-economic data, and other such similar information now or hereafter known and available to Sub-Distributor or Vertical or their respective Affiliates or Approved Manufacturers) or their Affiliates, whether generally known to others or not.

1.31                        “Product NDA” means the Regulatory Approval held by Cipher to market the Product (FDA NDA 22-370, including any amendments or supplements thereto) in the Territory.

1.32                        “PSUR” has the meaning set forth in Section 5.1 hereof.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.33                        “Recall” has the meaning set forth in Section 5.9 hereof.

1.34                        “Regulatory Approvals” means any approvals, product and/or establishment licenses, registrations or authorizations, including without limitation approvals under the Product NDA, which are necessary for the commercial manufacture, use, storage, importation, transport, promotion, pricing or sale of the Product in the Territory.

1.35                        “Regulatory Authority” means the FDA, and/or any equivalent, similar or successor governmental or official body, whose approval is required by Applicable Law to market, distribute, sell, Manufacture, Test and/or Package the Product in the Territory.

1.36                        “Regulatory Requirements” means all applicable Regulatory Approvals, licenses, registrations, GMPs, and authorizations and all other requirements of any applicable Regulatory Authorities in relation to the Product, including each of the foregoing which is necessary for, or otherwise governs, the Manufacture, Packaging, Testing, marketing, distribution and sale of Product in the Market.

1.37                        “Scheduled Delivery Date” has the meaning set forth in Section 4.6.

1.38                        “Specifications” means the specifications of the Product as set forth in the Product NDA and, to the extent not inconsistent with the foregoing, as set forth as part of the Technical Agreement (to the extent disclosed in writing to Sub-Distributor).

1.39                        “Supplemental Make-Whole Payment” has the meaning set forth in Section 12.5.

1.40                        “Supply Interruption” has the meaning set forth in Section 4.6 hereof.

1.41                        “Tax(es)” means, with respect to Sub-Distributor, all federal, state, local, county, foreign and other taxes or government charges constituting sales, use, transfer, value added, customs, duty or excise taxes payable by Sub-Distributor in connection with the importation or sale of Product.

1.42                        “Technical Agreement” means the Technical Agreement, dated as of July 28, 2011, and attached as Schedule E to the Cipher Agreement, as may be amended from time to time.

1.43                        “Territory” means the United States of America, excluding its territories, possessions and the Commonwealth of Puerto Rico.

1.44                        “Test” means to test a product or its ingredients prior to release for further processing or for shipping and marketing in compliance with Applicable Law and “Tested” and “Testing” has the corresponding meaning.

1.45                        “Third Party(ies)” means a person other than a Party or its Affiliate.

1.46                        “Transfer Price” means the purchase price payable by Sub-Distributor to Vertical for the Product pursuant to Section 4.9 hereof, as set forth on Schedule A hereto.

1.47                        “Unsold Product” has the meaning set forth in Section 12.5.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE 2  DISTRIBUTION RIGHTS

2.1.                            Appointment of Sub-Distributor. Vertical hereby appoints Sub-Distributor as Vertical’s exclusive (even as to Vertical and its Affiliates) sub-distributor to market, promote, distribute and sell the Product in the Market under Vertical’s rights in and to the Regulatory Approvals and other rights granted to Vertical under the Cipher Agreement.  The appointment under this Section 2.1 is subject to (a) any limitations or restrictions on Vertical’s rights to market, sell and distribute the Product in the Territory under the Cipher Agreement, which limitations and restrictions have been disclosed as of the Effective Date in writing to Sub-Distributor and (b) Vertical’s exclusive rights to market, sell and distribute the Product outside the Market.

2.2.                            No License or Right to Sublicense. Vertical’s appointment of Distributor as its sub-distributor under this Agreement (a) shall not constitute a license or sublicense of any rights of Vertical or Cipher in or to the Regulatory Approvals or Cipher’s Intellectual Property rights with respect to the Product and (b) shall not include the right for Sub-Distributor to sublicense any rights hereunder or to appoint Third Party sub-distributors to market, distribute and sell the Product in the Market or the Territory; notwithstanding the foregoing, Sub-Distributor may contract with one or more Third Party repackagers in connection with its marketing, distribution and sale of the Product in the Market.

2.3.                            Restrictions on Marketing of Products.

(a)                                 From and after the Effective Date, Sub-Distributor shall not, and shall cause its Affiliates to not, market, sell or distribute the Product outside the Market or market, sell or distribute the Product to any Person who, to the knowledge of Sub-Distributor or its Affiliates, intends to market, sell or distribute such Product outside the Market.

(b)                                 During the Term of this Agreement neither Vertical nor its Affiliates shall develop, make, have made, sell, offer for sale, distribute or otherwise make available (nor contract with, authorize or otherwise assist a Third Party to do any of the foregoing) (i) the Product or any Competing Product to any Person in the Market other than Sub-Distributor or (ii) to any Person (other than Sub-Distributor) who, to the knowledge of Vertical or its Affiliates, intends to market, sell or distribute such pharmaceutical product (including the Product or any Competing Product) in the Market. Vertical acknowledges that it will receive during the Term of this Agreement access to Confidential Information of Sub-Distributor related to the Product, Competing Products and the Market, including proprietary strategies of Sub-Distributor for the marketing and sale of pharmaceutical products in the Market. Vertical further acknowledges that Vertical’s agreement to the provisions hereof (including this Section 2.3(b) and Article 9) is a material inducement for Sub-Distributor to provide Vertical access to such Confidential Information and that the provisions of this Section 2.3(b) and Article 9 are reasonable in order to protect such Confidential Information from being used for the benefit of any Person other than Sub-Distributor. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit Vertical or its Affiliates’ rights or ability to market, sell or distribute tramadol hydrochloride 100 mg, 200 mg or 300 mg products or any

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

other product Vertical shall be exclusively authorized to market, sell or distribute pursuant to the Cipher Agreement in the Territory (other than the Product in the Market).

2.4.                            Covenant Not to Market Competing Products. From and after the Effective Date until the termination of this Agreement, Sub-Distributor shall not, and shall cause its Affiliates to not, market, sell or distribute, nor contract with a Third Party to market, sell or distribute, a Competing Product in the Market.

2.5.                            Storage and Handling of Product. Sub-Distributor shall be responsible for storing Product under appropriate conditions as specified in the Product labeling and for marketing, distribution and sale in full compliance with the applicable GMP standards, the Regulatory Approvals and Applicable Law. Sub-Distributor shall have received and shall be in current compliance with all approvals of any governmental authority as may be required to market, distribute and sell the Product pursuant to this Agreement.

ARTICLE 3  MARKETING OBLIGATIONS

3.1.                            Marketing Obligations. Subject to the terms and conditions hereof, Sub-Distributor will, at its sole cost and using Commercially Reasonable Efforts, actively promote, market, sell and distribute the Product in the Market throughout the Term of the Agreement.

3.2.                            Marketing Plan. Sub-Distributor will be responsible for assessing the market opportunities for the Product in the Market and preparing and providing to Vertical, on or before October 1 of each year during the Term, a marketing plan for the Product (“Marketing Plan”) which Marketing Plan shall set forth Sub-Distributor’s plan, strategy and proposed activities consistent with efforts appropriate for pharmaceuticals products of similar market potential to market the Product in the Market. The Marketing Plan shall be deemed the Confidential Information of Sub-Distributor.

3.3.                            Advertising and Promotion. Sub-Distributor shall provide to Vertical copies of the materials relating to the marketing and promotion of the Product including print advertising, brochures, leaflets and similar materials at the same time that Sub-Distributor (to the extent required by Applicable Law) files the foregoing with the Regulatory Authorities. All such materials shall comply in all material respects with Applicable Laws and requirements of any applicable Regulatory Authority. Sub-Distributor shall not, in its marketing materials, make any therapeutic claims or statements relating to the Product other than those supplied by Vertical or Cipher and authorized by the applicable Regulatory Authorities, and Sub-Distributor shall remain solely liable for all marketing materials prepared by it.

3.4.                            Information Sharing. Vertical shall promptly provide to Sub-Distributor such Product Information that may be useful and/or that Sub-Distributor requires in the marketing of the Product within the Market, or in obtaining acceptance or approval of the Product by customers, potential customers within the Market. Sub-Distributor shall, and shall require its Affiliates to, promptly provide to Vertical all Product Information that comes into its possession reasonably requested by Vertical.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.5.                            Reports. Each Party shall promptly keep the other fully informed of all governmental and regulatory requirements, activities and plans of any Regulatory Authority including any changes thereto of which such Party becomes aware which materially affect, or are reasonably likely to materially affect, sales of the Product in the Market.

ARTICLE 4  PURCHASE AND SUPPLY

4.1.                            Supply of Products.

(a)                                 Vertical shall cause the Approved Manufacturer and Contract Finisher to Manufacture and Package the Product for Sub-Distributor, and Vertical shall supply the Product to Sub-Distributor, in accordance with the terms and conditions hereof. Subject to the terms and conditions hereof (including timely supply of Product), Sub-Distributor shall purchase from Vertical all of Sub-Distributor’s requirements for the Product in the Market during the Term, pursuant to purchase orders submitted by Sub-Distributor or its Affiliates to Vertical from time to time in accordance with Section 4.2.

(b)                                 Vertical shall supply all Product under this Agreement to Sub-Distributor, labeled package sizes and minimum batch requirements in accordance with the terms and conditions of this Agreement.

(c)                                  Vertical, Cipher and the Approved Manufacturer and/or Contract Finisher shall be responsible (and Vertical shall ensure the performance of Cipher and the Approved Manufacturer and/or Contract Finisher of the same) for the purchase of adequate supplies of all materials, including raw materials, in accordance with the Product NDA and other filings with Regulatory Authorities for the Product as necessary to Manufacture, Test, Package and supply finished Product to Sub-Distributor in accordance with the Specifications, Applicable Law and the terms and conditions of this Agreement. The Product shall be manufactured with Packaging as specified in the Product NDA and as required by Applicable Law, including (i) identifying the Approved Manufacturer as the manufacturer of the Products and Sub-Distributor as the distributor thereof, (ii) bearing Sub-Distributor’s National Drag Code number, and (iii) including appropriate trademark notices.

(d)                                 The terms and conditions of this Agreement shall control the Manufacture and supply of Product by Vertical to Sub-Distributor, and no terms or conditions contained in any purchase order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by any Party shall have any force or effect to the extent they are inconsistent with or modify the terms and conditions of this Agreement including those set forth in this Section 4.1, unless mutually agreed in writing by the Parties.

(e)                                  The Specifications for the Product are as described in the NDA for the Product. The Specifications for the Product shall not be changed except as expressly permitted under this Agreement.

(i)                                     With respect to any changes to the Specifications or to any process involved in the Manufacture, Packaging, Labeling, storage, transportation, delivery or Testing of the Product that are required by Applicable Laws or by

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mandate of an applicable Regulatory Authority (including, but not limited to the FDA), the Parties shall reasonably cooperate in making such changes promptly, and Vertical and Sub-Distributor shall each bear [***] of the costs of implementing such changes, including the cost of scrapping materials (including raw materials, in-process materials, inventory and packaging material) associated with such changes.

(ii)                                  With respect to changes to the Specifications or to any process involved in the Manufacture, Packaging, Labeling, storage, transportation, delivery or Testing of the Product that are not required by Applicable Laws or by mandate of an applicable Regulatory Authority (including, but not limited to the FDA), the Parties shall cooperate in good faith to reach a mutually agreeable solution with regard to such changes. The cost of making a discretionary change shall be borne, as between Vertical and Sub-Distributor, solely by the Party initiating the change or as otherwise mutually agreed to in writing by the Parties. Vertical shall be responsible, at its expense, for ensuring the Contract Manufacturer conducts an ongoing stability program for the Product as required by Applicable Law. Vertical shall provide the results of such testing to Sub-Distributor in a timely manner as this data is generated or received by Vertical.

(iii)                               Sub-Distributor shall have the right to have included in the Product Label Sub-Distributor’s trademarks, tradenames, packaging graphics or similar changes indicating Sub-Distributor as the distributor of the Product. The Parties shall cooperate with each other in effecting the foregoing and Sub-Distributor shall cause such Product Labeling changes described above to be filed with the appropriate Regulatory Authorities in connection with Product’s Regulatory Approvals as required by Applicable Law.

(f)                                   Out-of-pocket costs associated with regulatory changes requested by Sub-Distributor which cause finished product, raw materials, labeling and other materials to be discarded will be borne by Sub-Distributor. The costs of implementing chemistry, manufacturing and control changes or ancillary additional Testing not included in the original Product NDA that is requested by Sub-Distributor after the first commercial sale of Product in the Market shall be borne by Sub-Distributor. Sub-Distributor shall not be responsible for any other regulatory costs or expenses associated with such requested changes.

4.2.                            Forecasts, Orders.

(a)                                 Forecasts: Firm Orders.

(i)                                     The Parties agree to work together to establish mechanisms to ensure timely, efficient, fair, equitable and cost effective supply logistics and materials management. The intent of both Parties is to have finished Product supplied to Sub-Distributor for launch purposes as promptly as possible. Sub-Distributor shall submit to Vertical prior to the Effective Date a written forecast for twelve (12) months of the quantity of Product (a “Forecast”). The Forecast

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shall include the initial Firm Order, which shall be deemed to represent Sub-Distributor’s launch quantities of the Product. Thereafter, on or before the fifth (5th) calendar day of each month during the Term, Sub-Distributor shall provide (i) a written, updated twelve (12)-month Forecast of its requirements for Product including the expected delivery dates for each order during the following twelve (12) consecutive calendar month period beginning on the first day of the following calendar month and (ii) a statement of amount of inventory of the Product held by Sub-Distributor as of the end of the previous month. Such Forecasts shall be in multiples of the full batch sizes set out in Schedule A. Each successive Forecast shall update the Forecast previously given. Vertical acknowledges that, notwithstanding anything herein to the contrary, such Forecasts are only estimates of Sub-Distributor’s delivery requirements of the Product in the Market and that Sub-Distributor shall not be bound by any such estimate, except that (A) the first [***] within each twelve (12) calendar month Forecast shall be deemed a firm order period for which Sub-Distributor is obligated to order and take ownership of, and Vertical is obligated to have Manufactured, Tested, Packaged and supplied hereunder to Sub-Distributor, the forecasted Product requirements for such [***] month period (each a “Firm Order”).

(ii)                                  Vertical shall have no liability to Sub-Distributor for any failure or inability to supply Sub-Distributor with quantities of Product in excess of amounts permitted to be included in Firm Orders as set forth in Section 4.2(a)(i); provided that Vertical shall use Commercially Reasonable Efforts to supply Sub-Distributor with quantities of Product consistent with the current Forecast and any additional quantities of Product ordered by Sub-Distributor.

(iii)                               Vertical shall notify Sub-Distributor if Vertical determines that it will be unable to meet the quantities of Product and delivery dates in excess of Vertical’s obligations as contemplated in Section 4.2(a)(ii) as soon as practicable but in any event within ten (10) days after receiving the applicable Forecast from Sub-Distributor.

(iv)                              Sub-Distributor shall use Commercially Reasonable Efforts to ensure that the Forecasts constitute reasonably accurate predictions (tied to its sales budgets) of the amounts of Product that Sub-Distributor will actually order for the period to which the Forecast relates.

(b)                                 Purchase Orders.

(i)                                     Sub-Distributor shall deliver to Vertical its initial purchase order for the Product no later than ninety (90) days prior to the delivery date required by Sub-Distributor. The initial purchase order for the Product shall be for sufficient quantities of the Product to satisfy sales requirements of Sub-Distributor for no less than the first four (4) months of sales of that Product. The purchase order shall specify the location to which the Product is to be shipped and the date by which the Product must be delivered to such location.

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(ii)                                  During the Term, Sub-Distributor shall submit to Vertical, purchase orders for the last month of each Firm Order period no later than one hundred and fifty (150) days (the “Deadline Date”) prior to the required delivery date, identifying the quantities of Product required by package size and specifying the required delivery date and ship to location. Such purchase orders shall comply with the Firm Order period provisions set out in Section 4.2(a)(i). If a purchase order for any month is not submitted by the Deadline Date, Sub-Distributor shall be deemed to have submitted a purchase order for such month for the amount of Product set forth in Sub-Distributor’s most recent Forecast for such month.

(iii)                               In the event that a purchase order requires an amount higher than the amount set forth in the Forecast for such month (the “Additional Amount”), Vertical shall either (i) confirm to Sub-Distributor its acceptance of such purchase order with respect to the Additional Amount within ten (10) calendar days of receipt of such purchase order or in the event that Vertical cannot supply the Additional Amount indicated in such purchase order, Vertical shall provide Sub-Distributor within such ten (10) day period with a delivery schedule for such Additional Amount which Vertical will commit to meet (the “Revised Schedule”) which Revised Schedule shall be subject to Sub-Distributor’s acceptance.

(c)                                  Satisfaction by Vertical Affiliates and Approved Manufacturers. Vertical may cause any Affiliate, Cipher or any Approved Manufacturer or Contract Finisher to satisfy any of the obligations of Vertical under this Article 4. Notwithstanding the previous sentence, Vertical shall remain fully responsible and liable to Sub-Distributor for the performance of all terms of this Article 4 by its Affiliates, Cipher or any Approved Manufacturers or Contract Finishers.

(d)                                 Alternative Delivery of Forecasts and Payments. Vertical may direct Sub-Distributor, in writing, to deliver its Forecasts, purchase orders and payments to an Affiliate of Vertical, to Cipher or to an Approved Manufacturer, with a copy to Vertical, and to receive shipments of Product from that Affiliate, Cipher or Approved Manufacturer.

(e)                                  Form of Purchase Orders. All purchase orders placed by Sub-Distributor hereunder shall be in a form approved by Vertical, and Sub-Distributor shall send such purchase orders by facsimile, electronic mail or by courier to such address(es) as Vertical may direct in writing. Except for terms relating only to quantities, shipping dates and delivery destinations, none of the terms and conditions contained in any purchase order, invoice or similar documents shall have any effect upon or change the provisions of this Agreement unless signed by both Parties and specifically stating that the Parties intend to vary the terms hereof.

4.3.                            Method of Delivery of Product.  Vertical shall notify Sub-Distributor of the location of the Approved Manufacturer or Contract Finisher, if applicable, and of any change thereto. At least fifteen (15) days in advance of the shipping date, Sub-Distributor shall advise Vertical in writing of the carrier to be used to ship the Product to Sub-Distributor. Sub-Distributor will cause such carrier to comply with all Applicable Laws for the

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shipment of Product. Vertical shall determine the appropriate carrier if Vertical receives no direction from Sub-Distributor at least 15 days in advance of the shipping date as to Sub-Distributor’s choice of carrier. Sub-Distributor shall bear all risk of loss, delay or damage in transit of the Product upon loading of the Product onto the carrier selected by Sub-Distributor or Vertical pursuant to this Section 4.3.

4.4.                            Title Transfer. All shipments of Product to Sub-Distributor shall be Ex Works (Incoterms 2010) Approved Contract Manufacturer (or Contract Finisher, as the case may be). Title to the Product shall pass to Sub-Distributor immediately upon loading of the Product onto the carrier selected pursuant to Section 4.3, or fifteen (15) days following notice to Sub-Distributor that the Product is ready for pick-up by the designated carrier.

4.5.                            Finished Product.  All finished Product supplied by Vertical shall be Manufactured, Tested and released by the Approved Manufacturer in accordance with the Regulatory Requirements, as between Vertical and Sub-Distributor, at Vertical’s sole cost and expense. Any additional Tests that Sub-Distributor may require to ensure the quality of the incoming goods shall be conducted by Sub-Distributor at Sub-Distributor’s sole cost and expense. Vertical hereby represents and warrants to Sub-Distributor that the Product, at the time of shipment to Sub-Distributor hereunder, (a) shall conform to the Specifications and not be adulterated or misbranded under Applicable Law, (b) shall have been Manufactured in accordance with Applicable Law, including but not limited to current Good Manufacturing Practices (“GMP”), and (c) shall not infringe or misappropriate any patent or other Intellectual Property rights of any Third Party. Except with respect to Sub-Distributor’s initial purchase order or as otherwise agreed to in writing by Sub-Distributor, all Product shipped to Sub-Distributor, on the date of shipment shall have a shelf-life of at least 24 months.

4.6.                            Continuity of Supply.

(a)                                 Vertical shall supply Product in accordance with Sub-Distributor’s Firm Orders for Product.

(b)                                 In the event of a Supply Interruption (as defined below):

(i)                                     Sub-Distributor shall be relieved of any obligation to meet its Minimum Purchase Requirements during the Contract Year in which such Supply Interruption occurs; and

(ii)                                  Vertical shall use commercially reasonable efforts to cause the Approved Manufacturer to allocate its production capacity and raw materials (including active pharmaceutical ingredients) to the production of Product in a manner so that Sub-Distributor receives at least such share of Product produced by the Approved Manufacturer during such Supply Interruption (not to exceed Sub-Distributor’s Firm Orders) equal to the quantity of Product ordered by Sub-Distributor pursuant to its Firm Orders over the previous twelve (12) month period bears to the total production of Product by the Approved Manufacturer over that same period.

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For the purposes hereof, Product rejected pursuant to Section 4.6 shall not be considered delivered.

(c)                                  For the purposes herein a “Supply Interruption” shall be deemed to have occurred if Vertical has not supplied at least [***] of Sub-Distributor’s Firm Orders for Product for at least sixty (60) days past the scheduled and agreed upon delivery date (the “Scheduled Delivery Date”), except where such Supply Interruption (i) is the result of normal attrition and/or retention of Product in fee Approved Manufacturer’s batch runs in the ordinary course of business, or (ii) is caused by a material breach of this Agreement by Sub-Distributor for which Vertical has provided written notice thereof to Sub-Distributor. Upon and during any Supply Interruption, Sub-Distributor may cancel or amend any Firm Order or other purchase order then outstanding and may revise its current Forecast, without penalty or liability.

4.7.                            Acceptance, Rejection and Revocation of Acceptance.

(a)                                 Vertical shall provide, or cause the Approved Manufacturer to provide, a certificate of analysis and other documents as defined in fee Technical Agreement, in such forms as the Parties shall agree upon, for any Product batch delivered to Sub-Distributor hereunder certifying that such Products have been Manufactured and Packaged in compliance with the Specifications, GMPs and all other applicable Regulatory Requirements and with an expiry date of not less than [***] months from the date of shipment. Such certificate of analysis shall be delivered by email or overnight delivery to Sub-Distributor on the date immediately prior to the date of each shipment of Product to Sub-Distributor.

(b)                                 Sub-Distributor shall visually inspect or shall cause to be visually inspected all shipments of Product promptly upon receipt for obvious defects in such Product discoverable without affecting the integrity of such Product’s Packaging. Sub-Distributor may reject any Product which does not conform to the Specifications or the expiry requirements at the time of receipt at Sub-Distributor’s location. Sub-Distributor shall make any such rejection in writing, promptly to Vertical, and shall indicate the reasons for such rejection (the “Rejection Notice”).

(c)                                  If Sub-Distributor has not delivered a Rejection Notice within thirty (30) days after receipt of the shipment of Product at the facility designated by Sub-Distributor in the purchase order, Sub-Distributor shall be deemed to have accepted that shipment of Product; provided, however, that in the event the non-conformance with the Specifications is of a nature that would prevent it from being detected by Sub-Distributor through the visual inspection described in Section 4.7(b) described above, Sub-Distributor may subsequently reject such Product promptly upon discovery of such non-conformity, notwithstanding Sub-Distributor’s prior acceptance of the shipment or the expiration of such thirty (30) day period, provided that the Rejection Notice shall not be delivered later than five (5) business days following such discovery.

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4.8.                            Rejection Procedures.

(a)                                 After Vertical receives the Rejection Notice, it will evaluate process issues and the reasons given by Sub-Distributor for the Rejection. Vertical shall use good faith efforts to promptly notify Sub-Distributor whether it agrees with the basis for Sub-Distributor’s rejection, but in no event shall such notice be given later than thirty (30) days of Vertical’s receipt of a Rejection Notice (unless Vertical wishes to re-Test the rejected Product). If Vertical does not so notify Sub-Distributor within thirty (30) days of receipt of the Rejection Notice as to whether it agrees with the basis of Sub-Distributor’s rejection, Vertical shall be deemed to be in agreement therewith.

(b)                                 If Vertical agrees with or is deemed to agree with the basis for Sub-Distributor’s rejection, Vertical shall promptly replace, at no cost to Sub-Distributor, such rejected Product.

(c)                                  If Vertical disagrees with the basis for Sub-Distributor’s rejection specified in the Rejection Notice, Vertical shall promptly replace such rejected Product. No payment shall be due with respect to the replacement Product until it is determined which Party shall bear the burden of such cost hereunder. The Parties shall submit samples of the rejected Product to a mutually acceptable Third Party laboratory, which shall determine whether such Product meets the Specifications and, as part of this process, may also carry out a full investigation of the Manufacturing process (including, as necessary, the Approved Manufacturer’s facility) for such Product if it reasonably believes such an investigation is necessary to resolve the disagreement. The Parties agree that the determination of the Third Party laboratory, after it has assessed the retention samples and following any full investigation of the Manufacturing process it conducts, shall be final and determinative. If the Third Party laboratory determines that the retained samples meet the Specifications, the rejection by Sub-Distributor is deemed to be unjustified, and Sub-Distributor shall reimburse Vertical for any Product-related costs or testing undertaken by Vertical internally (at no more than its standard rates) and shall promptly pay Vertical for any replacement Product. If the Third Party laboratory determines that the relevant shipment of Product does not meet the Specifications, Vertical shall not invoice Sub-Distributor for the replacement Product. The Party against whom the Third Party laboratory rules shall also bear the fees charged by the Third Party laboratory in connection with resolution of the disagreement, including all costs of investigating the Manufacturing process.

(d)                                 At Vertical’s election and upon authorization from Vertical, Sub-Distributor shall destroy the rejected Product promptly and provide Vertical with certification of such destruction unless Vertical elects to have the Product returned, in which event Sub-Distributor shall cooperate in arranging such return. If Vertical agrees with the basis for Sub-Distributor’s rejection or if the Third Party laboratory rules against Vertical, Vertical shall pay the cost of destroying or returning the Product. In all other cases, Sub-Distributor shall bear such costs.

(e)                                  Notwithstanding any of the other provisions in this Agreement, and for the avoidance of doubt, nothing herein (including without limitation Sections 4.8 and 4.9) shall be construed as shorting, adversely affecting or otherwise limiting any applicable Product warranties set forth in Section 4.5 or any indemnification rights of Sub-

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Distributor under Article 10 or any other remedies with respect to claims relating to Product available to Sub-Distributor under Applicable Law or otherwise.

4.9.                            Prices and Payments.

(a)                                 Sub-Distributor shall pay to Vertical the Transfer Price of each purchase order of Product within thirty (30) days of Sub-Distributor’s receipt of each shipment of Product and accompanying invoice.

(b)                                 Sub-Distributor shall make all payments contemplated by this Agreement in the lawful currency of the United States of America and Sub-Distributor shall make such payments to such address as Vertical may from time to time direct in writing to Sub-Distributor.

(c)                                  Vertical shall pay all insurance and shipping costs and any Taxes imposed on shipment of Product from the Approved Manufacturer to the Contract Finisher. Sub-Distributor shall pay all insurance and shipping costs and any Taxes imposed on shipment of Product from the Contract Finisher to the location specified by Sub-Distributor.

ARTICLE 5  REGULATORY MATTERS

5.1.                            Regulatory Matters. Pursuant to the Cipher Agreement, Vertical and/or Cipher are responsible for (and Vertical shall ensure Cipher’s performance of the same), at the expense of Vertical and Cipher, (i) matters relating to the maintenance of the Regulatory Approvals for the Product, including compliance with all Regulatory Requirements and otherwise keeping the Product NDA in force, and (ii) all communications with the Regulatory Authorities associated with the Product NDA including all ADE reporting, Product complaint reporting and periodic safety update reporting (“PSUR”). Sub-Distributor shall be responsible for submitting Sub-Distributor’s Product Labeling to the Regulatory Authority for listing.  Sub-Distributor shall provide to Vertical within three (3) calendar days of Sub-Distributor’s receipt of any report of an ADE related to Product in the Market all pharmacovigilance data known by Sub-Distributor in its possession related to such ADE as reasonably needed by Vertical for reporting ADEs.

5.2.                            Pharmacovigilance. Vertical shall be responsible, at its expense for all remaining pharmacovigilance activities in the Market, including receiving, monitoring, responding promptly to, tracking, or as may otherwise be required by Applicable Law and Regulatory Authority, all Product quality complaints, and ADE reports received by Sub-Distributor or its Affiliates or by Vertical (and which Vertical shall have forwarded to Sub-Distributor) from individuals and/or health care professionals from within the Market. Vertical shall meet and confer periodically with Sub-Distributor with respect to Vertical’s responses to Product quality complaints in the Market and whether any remedial actions by Sub-Distributor are indicated as necessary or appropriate by the pattern of complaints, which actions shall be at the expense of the Party to the extent its improper acts or omissions caused such complaints.

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5.3.                            Communications With Regulatory Authorities. All communications by either Party with the Regulatory Authority relating to the Product as marketed in the Market shall on a timely basis be provided in writing to the other Party, and each Party shall provide on a timely basis to the other Party (i) copies of all documents sent to or received from the Regulatory Authority regarding the Product and die NDA and (ii) notice of any proposed calls or meetings with a Regulatory Authority relating to the Product or NDA. Vertical shall provide an opportunity to discuss with Sub-Distributor topics relevant to such calls and meetings and consider in good faith Sub-Distributor’s interest with regard to such matters.

5.4.                            PDUFA. [***] shall be responsible for Prescription Drug User Fees for the Product (excluding establishment fees) associated with the maintenance of Regulatory Approval of the Product during the Term, commencing with the 2013 fiscal year (October 1st 2012 through September 30, 2013) and, if applicable, shall reimburse [***] for any such Prescription Drug User Fees for the Product paid by [***] with respect to any fiscal year within ten (10) days of receiving an invoice from [***].

5.5.                            Product Quality Inquiries Other Than ADEs. Each Party shall submit to the other Party, within seven (7) days of receipt any complaints regarding Product quality (other than ADEs) received by that Party or any of its Affiliates to which that Party must respond, together with all evidence then available and all other information relating thereto subsequently obtained or produced by either Party. Vertical shall respond, in writing (including by facsimile or email) or by telephone, to inquiries made by Sub-Distributor relating to the Manufacturing or if applicable Packaging of the Product within thirty (30) days of receipt of the inquiry (or as soon as practical after Vertical’s receipt of responsive information from Cipher or the Approved Manufacturer) and shall provide Sub-Distributor with such information as Sub-Distributor may reasonably require addressing the inquiry.

5.6.                            Notice of Non-Compliance. Each of Sub-Distributor and Vertical shall promptly notify the other of any notice of non-compliance with any Applicable Laws relating to the Product or the Packaging of the Product, received from any Regulatory Authority having jurisdiction in the Territory, and of any request for or initiation of any inspection of any facility of either Vertical or Sub-Distributor, or any Affiliate of Vertical or Sub-Distributor, or any Approved Manufacturer, or Contract Finisher that Manufactures, Packages, Tests or stores any Product. Without limiting the foregoing, Vertical shall notify Sub-Distributor in the event of any communications or notices (and promptly deliver to Sub-Distributor a copy of all notices) received by Vertical, Cipher, the Approved Manufacturer, the Contract Finisher, or any of their respective Affiliates from any federal, state or local governmental body, regulatory agency or other Regulatory Authority, including, without limitation the FDA, during the Term of this Agreement relating to the Manufacture, Testing, Packaging, storage, marketing, sale or distribution of the Product in the Territory, or any inspection of the facility where the Product is being Manufactured, tested or packaged, including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a “Warning Letter”. The Parties shall cooperate in good faith in responding to any such communications or notices with respect to the Product.

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Vertical shall promptly provide the Sub-Distributor with a copy of any final response after its submission to the applicable Regulatory Authority.

5.7.                            Product Facilities; Inspection. Vertical shall ensure that the Approved Manufacturer and Contract Finisher maintain and operate their respective facilities in accordance with GMP and Applicable Law. Upon the reasonable advance request of Sub-Distributor and no more than one (1) time during each Contract Year (unless deficiencies are noted, and then subsequent inspections are permitted until deficiencies are corrected), Vertical shall provide the notices required under the Cipher Agreement to cause the Approved Manufacturer and Contract Finisher to permit representatives of Sub-Distributor to inspect their respective facilities where the Product is Manufactured, Tested and/or Packaged to assess compliance with GMP and Applicable Law.

5.8.                            Cooperation. Each of Vertical and Sub-Distributor shall provide to each other in a timely manner all information which the other Party reasonably requests, at its expense, regarding the Product in order to enable the other Party to comply with all Applicable Laws relating to the Product in the Market and in order to enable Vertical to comply with all Applicable Laws relating to the Product outside the Market. Each of Vertical and Sub-Distributor shall provide to the other, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Article 5, at its own cost and expense.

5.9.                            Product Recall.

(a)                                 Sub-Distributor will maintain or cause to be maintained such traceability records as are necessary to permit a recall, market withdrawal or field correction of the Product in the Market, including inventory withdrawal in connection with any of the foregoing (each a “Recall”).

(b)                                 Each Party shall promptly (but in any case, not later than within two (2) business days of receipt) notify the other Party in writing of any information which indicates a Recall of any Product may be necessary, any safety or regulatory concerns, or any order, request or directive of a court or other Regulatory Authority requesting or requiring a Recall.

(c)                                  To the extent permitted by circumstances, Sub-Distributor shall confer with Vertical and Cipher before initiating any Recall. Each Party will cooperate fully with the other Party and with Cipher in connection with any Recall efforts.

(d)                                 Sub-Distributor shall be responsible for the carrying out of any and all Recalls in accordance with Applicable Laws.

(e)                                  Sub-Distributor’s Minimum Purchase Requirements shall be held in abeyance during such time as said Recall materially interferes with the Sub-Distributor’s ability to fulfill its customers’ orders. The Parties shall promptly discuss whether to credit or refund the Transfer Price of any Product subject to the Recall or to replace recalled Product with Product that conforms to the Specifications.

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(f)                                   If a Recall is required due to (i) any act or omission of Sub-Distributor in the storage, handling, marketing, sale or distribution of Product or (ii) any breach by Sub-Distributor of its duties under this Agreement, Sub-Distributor will be responsible for the direct costs of such Recall and will reimburse Vertical and its Affiliates within ten (10) business days after receipt of an invoice with supporting detail for all of their direct out-of-pocket costs and direct expenses related to such Recall.

(g)                                  If a Recall is required in circumstances other than provided for in Section 5.9(f), as between Vertical and Sub-Distributor, Vertical will be responsible for the direct costs of such Recall and will reimburse Sub-Distributor and its Affiliates within ten (10) business days after receipt of an invoice with supporting detail for all of their direct out-of-pocket costs and direct expenses related to such Recall.

ARTICLE 6  JOINT STEERING COMMITTEE

6.1.                            Establishment of the Joint Steering Committee. Within thirty (30) days after the Effective Date, the Parties will form a committee (the “Joint Steering Committee”) to be comprised of two (2) representatives of each of Vertical and Distributor. Each Party shall have the right from time to time to substitute new members, on a permanent or temporary basis, for any of its previously designated members of the Joint Steering Committee. Each Party shall bear its own costs associated with participation in the Joint Steering Committee.

6.2.                            Purpose and Responsibilities of the Joint Steering Committee. The Joint Steering Committee shall oversee the commercialization, marketing and sales of Product, and such other matters as are provided to the Joint Steering Committee by mutual agreement of the Parties. The Joint Steering Committee shall not have any authority to impose financial, cost or other obligations on either Party in excess of those expressly set forth in this Agreement unless expressly consented to in writing by such Party.

6.3.                            Joint Steering Committee Meetings. During the Term of this Agreement, the Joint Steering Committee shall meet at least once each calendar quarter or at such other frequency as the Joint Steering Committee agrees. The Parties shall meet on a date and time and at a location agreed to by the Joint Steering Committee. Upon written notice by either Party to the other that a meeting is required or requested, a meeting will be held within thirty (30) calendar days of such notice on a date and time and at a location to be agreed upon by the Parties, or sooner if warranted by the circumstances. Notice requesting such a meeting shall include adequate information describing the activity to be reviewed. Any meetings of the Joint Steering Committee may be held in person at a location to be agreed to by the Parties, or by videoconference or teleconference. A reasonable number of additional representatives of either Party including outside consultants and independent contractors, subject to the other Party’s reasonable consent) may attend meetings of the Joint Steering Committee in a non-voting capacity. At least one week prior to any meeting of the Joint Steering Committee, each Party shall provide the other with a proposed agenda of the matters to be discussed at such meeting. Within thirty (30) days after each meeting, the Joint Steering Committee chairperson will provide the Parties with a written report describing, in reasonable detail, the status of the Product including pricing and marketing data, a summary of the results and progress to

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date, the issues requiring resolution and the agreed resolution of previously reported issues.

ARTICLE 7  INTELLECTUAL PROPERTY

7.1.                            Ownership of Intellectual Property.

(a)                                 Vertical and/or Cipher shall retain all of their respective rights, title and interest in and to all Product technology and all other Intellectual Property embodied in or which covers the Product, in each case which is owned, held, or licensed by either of them as of the Effective Date or thereafter or developed, created or discovered by either of them or on their behalf during the Term. Except as expressly provided in this Agreement, Sub-Distributor has and shall have no right, title or interest in any Intellectual Property owned by or licensed to Vertical and/or Cipher relating to the Product.

(b)                                 Subject to the last sentence of Section 7.1(a) Distributor shall retain all of its right, title and interest in and to all Intellectual Property owned, held, or licensed by it as of the Effective Date or thereafter developed, created or discovered by it or on its behalf during the Term.

7.2.                            Third Party Infringement. If a Third Party files or threatens to file a claim, suit or action against Sub-Distributor or Vertical claiming that a patent or other Intellectual Property right held by either of them or Cipher is infringed, misappropriated or otherwise violated by the Manufacturing, marketing, sale or, if applicable, Testing or Packaging of the Product, and such claim, suit or action arises out of Sub-Distributor’s exercise of its rights under this Agreement, the Parties shall confer in good faith regarding such alleged infringement, misappropriation or other violation. Vertical (or Cipher, as Vertical and Cipher may agree pursuant to the Cipher Agreement) shall defend any such claims, suits or actions. Sub-Distributor will cooperate with Vertical (or Cipher, as the case may be) in its defense of any such claim, suit or action and shall provide such information as Vertical (or Cipher) may reasonably request from time to time. The cost of any payments made to Third Parties as a result of any actual or alleged infringement and all reasonable legal fees incurred by the Parties shall be borne by Vertical. Vertical shall not settle any such claim, suit or action if such settlement would impose on Sub-Distributor the obligation to pay any claim, without the prior express written consent of Sub-Distributor.

7.3.                            Trademarks. Vertical’s appointment of Sub-Distributor pursuant to Section 2.1 of this Agreement does not include a license or right to use any trademark or tradename of Vertical or Cipher, including the registered trademark, CONZ1P® in connection with Sub-Distributor’s obligations under this Agreement or otherwise. Sub-Distributor shall not use any trademark or tradename of Vertical or Cipher without their express written consent. Vertical shall not (and shall cause Cipher, the Contract Manufacturer and the Contract Finisher not to) use any trademark or tradename of Sub-Distributor without its express written consent.

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ARTICLE 8  CONFIDENTIALITY AND PUBLIC DISCLOSURE

8.1                               During the Term of this Agreement and for a period of [***] thereafter, a Party shall not disclose to any Third Party any Confidential Information received by it hereunder from the other Party or use any such Confidential Information for its own benefit. Each Party agrees to protect Confidential Information received from the other Party at least as well as it would its own proprietary and confidential information.

8.2                               To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose the other Party’s Confidential Information to its Affiliates, consultants, outside contractors, collaborators and clinical investigators on a need-to-know basis on condition that such entities or persons agree to keep Confidential Information confidential for the same time periods and to the same extent as required by this Agreement The obligation of a Party not to disclose Confidential Information of the other Party shall not apply to any part of such Confidential Information that is disclosed by a Party pursuant to an order or demand issued by a court or governmental agency or pursuant to a legal proceeding or as otherwise required by law; provided, however, that such Party notifies the other Party prior to disclosure, giving the other Party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and provided further that such Party furnishes only that portion of the other Party’s Confidential Information which it is advised by counsel is legally required.

8.3                               Each Party shall bind all persons having access through it to any Confidential Information to take no steps inconsistent with or preventing such Party from carrying out the terms of this Agreement. Each Party hereby represents to the other that the receiving Party will be responsible for the acts of any officer and/or employee receiving the Confidential Information.

8.4                               Upon termination of this Agreement, each Party, at the request of the other, shall return all Confidential Information disclosed to it hereunder, in whatever form contained, including all notes or memoranda made by its employees, agents, or representatives obtained or derived from any such Confidential Information, including any listing which identifies the documents which were provided.

8.5                               Neither Party shall disclose the terms or conditions of this Agreement that have not been previously disclosed to the public or make any public announcement concerning this Agreement without the consent of the other Party, which shall not be unreasonably withheld, except such consent shall not be required (i) where such disclosure is required in accordance with any applicable law, rule or regulation (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission or any stock exchange on which securities are traded), (ii) in connection with an equity investment, loan, financing or similar transaction provided that such disclosure is subject to an obligation of confidentiality, (iii) in connection with a consolidation, merger, change in control or sale of all or a portion of the business of a Party or similar transaction subject to an obligation of confidentiality by the receiving Party, (iv) in connection with an order of a court or government agency in the manner disclosed as provided in Section 8.2, (v)

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where such disclosure is made to attorneys, accountants and other advisors to a Party subject to an obligation of confidentiality. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

ARTICLE 9  REPRESENTATIONS AND WARRANTIES

9.1                               Vertical hereby represents, warrants and covenants that as of the Effective Date and during the Term:

(a)                                 Vertical is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)                                 Vertical has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder, and has taken all necessary action on its part to authorize the execution and delivery of this Agreement;

(c)                                  Vertical is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform hereunder;

(d)                                 Neither Vertical nor its Affiliates has engaged in any conduct or activity which could justify a Regulatory Authority debarment action, and no disbarment proceedings are currently underway or, to its knowledge, contemplated against it, its Affiliates or any of their employees and, to its knowledge, neither the Approved Manufacturer nor any Contract Finisher has engaged in conduct that has resulted in or would justify a Regulatory Authority disbarment action;

(e)                                  This Agreement has been duly executed by Vertical and constitutes a valid and binding obligation of Vertical enforceable against it in accordance with the terms and conditions hereof;

(f)                                   The Manufacturing, Testing, Packaging and storage facilities for the Product comply in all material respects with all Applicable Laws in the Territory;

(g)                                  Other than the Product Labeling and Packaging to be submitted to the Regulatory Authority by Sub-Distributor, all necessary Regulatory Approvals and other consents, approvals and authorizations of all Regulatory Authorities and other Persons required to Manufacture, use, market, promote, detail, offer for sale and sell the Product in the Territory in accordance with the Labeling have been obtained by Vertical, Cipher, the Approved Manufacturer and/or Contract Finisher are currently in full force and effect, and will be maintained throughout the Term;

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(h)                                 Vertical has sufficient rights (including but not limited to such rights under the Cipher Agreement) to appoint Sub-Distributor as Vertical’s exclusive sub-distributor for the Product in the Market as provided herein and upon such appointment, Sub-Distributor shall be free to exercise such rights without liability to any Person other than the payment of the Transfer Price to Vertical as set forth in Section 4.9 as provided herein;

(i)                                     Vertical has not granted any license or sublicense or entered into any agreement with any Person concerning the commercialization of the Product in the Territory that conflicts with Sub-Distributor’s exclusive appointment hereunder or that prevents Vertical from performing its obligations hereunder, and Vertical will not do any of the foregoing during the Term of this Agreement; and

(j)                                    Other than the Cipher Agreement (including the Technical Agreement), there is no agreement, understanding or arrangement (written or oral) between Vertical and Cipher concerning the Product in the Territory. As of the Effective Date, Vertical has disclosed in writing to Sub-Distributor any and all limitations or restrictions on Vertical’s rights to market, sell and distribute the Product in the Territory under the Cipher Agreement. No such limitations or restrictions will materially adversely affect Sub-Distributor’s exclusive appointment to market, sell and distribute the Product in the Market. The Cipher Agreement is in full force and effect as of the Effective Date. Vertical is not in default of the Cipher Agreement, nor, to the best of knowledge of Vertical, is Cipher in default of the Cipher Agreement nor is there any fact or circumstance that with the passage of time or the giving of notice will cause Vertical or Cipher to be in default of the Cipher Agreement. Vertical shall perform its obligations under the Cipher Agreement in accordance with its terms.

9.2                               Sub-Distributor here hereby represents and warrants that as of the Effective Date:

(a)                                 Sub-Distributor is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)                                 Sub-Distributor has the power and authority to enter into and be bound by the terns and conditions of this Agreement and to perform its obligations hereunder;

(c)                                  Sub-Distributor has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Sub-Distributor and constitutes a legal, valid, binding obligation, enforceable against Sub-Distributor in accordance with its terms;

(d)                                 Sub-Distributor is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform hereunder; and

(e)                                  Neither Sub-Distributor nor its Affiliates has engaged in any conduct or activity which could justify a Regulatory Authority debarment action, and no disbarment proceedings are currently underway or, to its knowledge, contemplated against it, its Affiliates or any of their employees.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.3                               EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY HEREUNDER AND DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR USE OR WITH RESPECT TO THE VALIDITY, ENFORCEABILITY, OR PATENTABILITY OF ANY PATENTS OR THAT PRODUCTS WILL NOT INFRINGE PATENT RIGHTS OF A THIRD PARTY OR THAT AN ANDA WILL APPROVED.

ARTICLE 10  INDEMNIFICATION

10.1.                     Indemnification by Sub-Distributor. Sub-Distributor shall defend, indemnify and hold Vertical and its directors, officers, employees, shareholders and agents, harmless from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from (a) the breach of any representation, warranty, covenant or obligation by Sub-Distributor or its Affiliates hereunder, or (b) the death or injury to person or damage to property resulting from (i) sale or use of a pharmaceutical product which is not supplied by or on behalf of Vertical, Cipher or any of their Approved Manufacturers or Contract Finishers or any of their respective Affiliates or agents pursuant to this Agreement and which is sold or combined by Sub-Distributor with the Product, (ii) the improper handling, storage or transport of the Product by Sub-Distributor or its Affiliates or their respective agents, (iii) the unauthorized alteration, modification, or adulteration of the Product by Sub-Distributor, its Affiliate or their respective agents after receipt thereof from Vertical or the Approved Manufacturer, or (iv) any representations or warranties made by Sub-Distributor or any of its Affiliates with respect to the Product (other than the Labeling and Packaging approved by the Regulatory Authority), except in any such case to the extent such claims, suits or demands for liabilities, damages, losses, costs and expenses, or death or injury to person or property is due to a circumstance described in Section 10.2 hereof (each a “Sub-Distributor Indemnified Loss”).

10.2.                     Indemnification by Vertical. Vertical shall indemnify and hold Sub-Distributor and its directors, officers, employees, shareholders and agents, harmless from and against any and all Third Party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising from (a) the breach of any representation, warranty, covenant or obligation by Vertical or its Affiliates hereunder, (b) any negligent act or omission, or willful misconduct of Vertical, Cipher, their respective Affiliates, the Approved Manufacturer or the Contract Finisher, including any failure to comply with Applicable Law, (c) the death or injury to any Person or damage to property resulting from the failure of Vertical, Cipher, their respective Affiliates, the Approved Manufacturer or Contract Finisher to Manufacture, Package, store or ship the Product in accordance with GMP, the Regulatory Approvals or Applicable Laws, except to the extent such damages or loss is due to a circumstance described in Section 10.1 hereof (each an “Vertical Indemnified Loss”).

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10.3.                     Indemnification Procedures. A Party or any of its Affiliates or their respective directors, officers, employees or agents (the “Indemnitee”) that intends to claim indemnification under this Article 10 shall promptly notify the other Party (the “Indemnitor”) of any claim or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicting interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity agreement in this Article 10 shall not apply to amounts paid in settlement of any claim or action if such settlement is effected without the prior consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such claim or action, if materially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10 with respect to such action. The Indemnitee under this Article 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim or action covered by this indemnification. The Indemnitee shall not settle any such claim or action without the consent of the Indemnitor.

10.4.                     Indemnification Not Sole Remedy. Each Party hereby acknowledges that the indemnification provided for under this Article 10 shall in no manner limit, restrict or prohibit (unless liability is otherwise expressly limited by the terms of this Agreement) either Party from seeking any recovery or remedy provided at law or in equity from the other Party in connection with any breach or default by such other Party of any representation, warranty or covenant hereunder, including injunctive relief.

ARTICLE 11  LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR LOSS OF OPPORTUNITY OR USE OF ANY KIND SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE 12  TERM AND TERMINATION

12.1.                     Term. Unless earlier terminated pursuant to this Article 12, the term of this Agreement shall commence on the Effective Date and shall continue for a period of fifteen (15) years from the Effective Date (the “Term”).

12.2.                     Termination For Breach. Either Party may terminate this Agreement upon written notice to the other Party at any time during the term of this Agreement if the other Party is in

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breach of any material term of this Agreement and has not cured such breach within thirty (30) days after notice requesting cure of the breach.

12.3.                     Bankruptcy or Insolvency. Either Party shall have the right to terminate this Agreement in the event that a court of competent jurisdiction declares the other Party insolvent or bankrupt, or a bankruptcy proceeding is commenced against the other Party or the other Party files a proposal, assignment for the benefit of creditors, arrangement, composition or seeks similar relief under any applicable bankruptcy law or the other Party is in receivership, in which case termination shall be effective upon written notice to that effect.

12.4.                     Termination By Sub-Distributor. Sub-Distributor may terminate this Agreement in the event of a Supply Interruption under the circumstances and as provided in Section 4.6 hereof. In addition, Sub-Distributor may terminate this Agreement upon 90 days prior written notice to Vertical if Sub-Distributor determines in its sole discretion that the Product is no longer commercially viable for Sub-Distributor in the Market. Sub-Distributor may also terminate this Agreement pursuant to Section 14.14.

12.5.                     Termination by Vertical. Vertical, in its discretion, may terminate this Agreement (a) concurrently with the termination (or expiration) of Vertical’s rights to market, sell and distribute the Product in the Territory, (b) pursuant to Section 14.14, or (c) on thirty (30) days prior written notice to Sub-Distributor in the event Sub-Distributor fails to meet the Minimum Purchase Requirements for any Contract Year (other than the first Contract Year). Vertical will provide such notice (a “Minimum Purchase Termination Notice”‘) within fifteen (15) days of Vertical’s receipt of Sub-Distributor’s final purchase order for the fourth (4th) calendar quarter of the applicable Contract Year. Upon Sub-Distributor’s receipt of a Minimum Purchase Termination Notice with respect to any Contract Year in which Sub-Distributor’s purchase orders for Product for such Contract Year totaled at least [***] of the Minimum Purchase Requirement, Sub-Distributor may, at its election, pay to Vertical within twenty (20) days of its receipt of the Minimum Purchase Termination Notice an amount equal to Vertical’s Lost Margin (as defined below) as a result of Sub-Distributor’s failure to meet the Minimum Purchase Requirements (such additional payment, a “Supplemental Make-Whole Payment”). If Sub-Distributor makes the Supplemental Make-Whole Payment to Vertical within such twenty (20)-day period, then this Agreement shall remain in full force and effect and the Minimum Purchase Termination Notice shall be null and void. If Sub-Distributor does not make the Supplemental Make-Whole Payment to Vertical within twenty (20) days of its receipt of the Minimum Purchase Termination Notice, then Vertical shall have the right to terminate this Agreement effective immediately upon Verticals’ written notice to Sub-Distributor. For any Contract Year in which Sub-Distributor’s purchase orders for Product for such Contract Year do not total at least [***] of the Minimum Purchase Requirement, Sub-Distributor shall not have the election to make the Supplemental Make-Whole Payment and Vertical may terminate this Agreement at the expiration of the thirty (30)-day period in Vertical’s Minimum Purchase Termination Notice. Vertical’s right to terminate this Agreement as provided in this Section 12.5 shall be Vertical’s sole and exclusive remedy for Sub-Distributor’s failure to achieve the Minimum Purchase Requirement for any Contract Year (the Parties acknowledge that failure to meet the

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Minimum Purchase Requirement shall not constitute a breach of this Agreement by Sub-Distributor). For purposes of this Section 12.5, the term “Lost Margin” means, with respect to the quantity of Product by which Sub-Distributor’s actual purchase orders were less than the Minimum Purchase Requirement for any Contract Year (the “Unsold Product”) the Transfer Price that Sub-Distributor would have paid to Vertical for such Unsold Product, less the cost of goods sold and royalty payments Vertical would have owed under the Cipher Agreement with respect to such Unsold Product.

12.6.                     Effect of Termination or Expiration; Survival. Expiration or termination of this Agreement for any reason shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination. Notwithstanding the foregoing, the provisions of Sections 12.6, 12.7 and 12.8 and Articles 1, 7, 8, 10, 11 and 14 shall survive any expiration or termination of this Agreement.

12.7.                     Rights Upon Termination. Upon expiration or termination of this Agreement, (a) all rights granted to Sub-Distributor hereunder shall immediately terminate, (b) all rights, properties and interests granted by Vertical to Sub-Distributor shall immediately revert to and become fully vested in Vertical, and (c) Sub-Distributor shall terminate all marketing, distribution and sale of the Product.

12.8.                     Product Inventory. Upon expiration or termination of this Agreement (other than pursuant to Section 12.2 for a material breach by Sub-Distributor), notwithstanding anything herein to the contrary, Sub-Distributor may, where permitted by Applicable Law, sell the Product then in its inventory for a period of [***] thereafter (the “Sell-Off Period”), all in accordance with the terms of this Agreement. Notwithstanding the foregoing, Vertical shall, at its sole option, have the right to repurchase during the Sell-Off Period unsold Product in inventory, with a shelf-life of at least[***], at the Transfer Price paid by Sub-Distributor for such unsold Product. Promptly after the expiration of the Sell-Off Period, Sub-Distributor will, at its cost, destroy any unsold Product remaining in its inventory and will provide appropriate evidence of such destruction to Vertical or, at Vertical’s request, will return such inventory to Vertical at Vertical’s cost. Unless the Parties otherwise agree, any pending purchase orders placed by Sub-Distributor which were accepted by Vertical prior to such termination or expiration shall be deemed cancelled without liability to Sub-Distributor.

ARTICLE 13  INSURANCE

Each Party shall obtain and maintain at all times during the term of this Agreement, and for a period of not less than [***] months following the termination or expiration of this Agreement, coverage (as a named insured) under product liability insurance in an amount of not less than [***] combined single limit, which insurance shall be written on a “claims-made” policy basis with an insurance carrier rated at least A- by Bests Rating Service or a comparable rating by a comparable rating service. Each Party shall provide the other Party with evidence of coverage contemplated hereby, in the form of certificates of insurance as reasonably requested in

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writing. Each Party shall provide written notice to the other Party fifteen (15) days prior to any material change, cancellation or non-renewal of the policy.

ARTICLE 14  MISCELLANEOUS

14.1.                     Interpretation. Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) words using the singular or plural number also include the other; (iii) the terms “hereof” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, and (v) words of any gender include each other gender. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.2.                     Independent Contractor Status. It is understood and agreed that the Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever, and neither Party shall have any authority to enter into any contracts or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

14.3.                     Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

14.4.                     Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party; provided, however, without consent either Party may assign this Agreement (a) to any Person which acquires substantially all of its assets or business to which this Agreement relates or (b) in connection with a merger, consolidation or similar transaction, or (c) to an Affiliate. Any permitted assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of its assignor/transferor as set forth in this Agreement, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.5.                     Entire Agreement. This Agreement contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties. Furthermore, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both Parties to be an amendment or waiver.

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14.6.                     Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

14.7.                     Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.8.                     Use of Party’s Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

14.9.                     Notice and Reports. All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid or by facsimile or cable (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties:

To Vertical:	2400 Main Street, Suite 6 Sayreville, New Jersey 08872 Attn: COO

To Sub-Distributor:	3731 S. Robertson Blvd. Culver City, California 90232 Attn: President Email:

Notices will be deemed to have been given as of the date so delivered or received as shown by the written records of the sending party.

14.10.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the New Jersey without regard to the conflicts of laws provisions thereof.

14.11.              Captions. Paragraph captions are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

14.12.              Parties in Interest. Nothing in this Agreement shall be deemed to create any third party beneficiary rights in or on behalf of any other person.

14.13.              Expenses. Except as expressly provided herein, each Party shall pay all of its respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and performing its obligations hereunder.

14.14.              Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by Force Majeure. Notwithstanding anything herein to the contrary, if an event constituting Force Majeure exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a reasonably mutually satisfactory resolution to the problem, if practicable. If

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the Parties are unable to agree upon a mutually satisfactory resolution within thirty (30) days, then in the event such Force Majeure continues, the Party whose performance is not affected by Force Majeure may terminate this Agreement immediately upon written notice to the other Party.

[The next page is the signature page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Supply and Sub-Distribution Agreement to be effective as of the Effective Date.

VERTICAL PHARMACEUTICALS, INC.

By:	/s/ Greg Voyles
Name:	Greg Voyles
Title:	Chief Operating Officer

KLE 2, INC.

By:	/s/ Kevin Laxer
Name:	Kevin Laxer
Title:	President

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SCHEDULE A

PRODUCT INFORMATION

PRODUCT STRENGTHS AND TRADE DRESS:

Product	Strength	Description
Tramadol Hydrochloride extended release capsules	150 mg Pack Size: 500 count bottle	Size: 0 Color: White Opaque Cap and Body Marking: “G322” on cap, “150” between lines on body in golden ink
Tramadol Hydrochloride extended release capsules	150 mg Pack Sizes: 1000 count bottle or other pack size (subject to availability and approval by Regulatory Authorities)	Size: 0 Color: White Opaque Cap and Body Marking: “G322” on cap, “150” between lines on body in golden ink

MINIMUM BATCH REQUIREMENTS:

150 mg dosage              =                                         [***] capsules

TRANSFER PRICE: Initially, US $[***] per capsule. The Transfer Price shall be subject to adjustment annually on each January 1 during the Term of the Agreement commencing on January 1, 2013, by the dollar amount Vertical’s cost of goods sold under the Cipher Agreement increases on such dates. The Parties acknowledge that the Cipher Agreement provides that Vertical’s cost of goods sold for the Product shall increase annually on each January 1 during the Term of the Cipher Agreement commencing on January 1, 2013 based on the year over year positive change in the Producer Price Index for Pharmaceutical Products as produced by the Bureau of Labor Statistics for the twelve month period ending on October 31st of the prior year.